Exhibit 99.1
Limelight Networks Found Not to Infringe on Level 3 Patents
TEMPE, Ariz., Jan. 23 /PRNewswire-FirstCall/ — Limelight Networks, Inc. (Nasdaq: LLNW - News) today announced that the jury found in favor of the Company in the case Level 3 Communications, LLC. v. Limelight Networks, Inc (United States District Court for the Eastern District of Virginia, Civil Action No. 2:07cv589).
The jury found that Limelight does not infringe any asserted claims of the patents at issue.
“We are pleased with the jury verdict in this matter, which is a positive development for our shareholders, employees, customers, and partners. This decision affirms that Limelight Networks respects the intellectual property of others, and that our ability to fairly compete in the marketplace is due to our own hard work and innovation,” stated Jeff Lunsford, chairman and chief executive officer, Limelight Networks, Inc.
Safe-Harbor Statement
This press release contains forward-looking statements concerning the company’s operations and use of intellectual property. Forward-looking statements are not guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially including, the inherent risks associated with litigation, particularly intellectual property-based litigation. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason.
About Limelight Networks, Inc.
Limelight Networks, Inc. (Nasdaq: LLNW — News) is a content delivery partner enabling the next wave of Internet business and entertainment. More than 1300 Internet, entertainment, software, and technology brands trust our robust, scalable platform to monetize their digital assets by delivering a brilliant online experience to their global audience. Our architecture bypasses the busy public Internet using a dedicated optical network that interconnects thousands of servers and delivers massive files at the speed of light — directly to the access networks that consumers use every day. Our proven network and passion for service provides our customers confidence that every object in their library will be delivered to every user, every time. Read our blog at http://blog.llnw.com or visit http://www.limelightnetworks.com for more information.
Copyright © 2009 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.
Contact:
Paul Alfieri of Limelight Networks, Inc.
+1-917-297-4241
palfieri@llnw.com